                                                                    EXHIBIT 99.1


                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES









                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

                       MANAGEMENT'S NARRATIVE ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS




               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     When we make statements in the attached document about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the matters described in the attached document, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     o state and federal legislative and regulatory developments, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     o the outcome of pending lawsuits, governmental proceedings and investigations;

     o the effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     o    liquidity concerns in our markets;

     o    our pursuit of potential business strategies;

     o the timing and extent of changes in commodity prices and interest rates;

     o the availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     o weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     o financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     o the creditworthiness or bankruptcy or other financial distress of our counterparties;

     o    actions by rating agencies with respect to us or our competitors;

     o    acts of terrorism or war;

     o    the availability and price of insurance;

     o    political, legal, regulatory and economic conditions and developments;
          and

     o    the successful operation of deregulating power markets.

     Each forward-looking statement speaks only as of the date of the attached document and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

     The attached document is being provided for informational purposes only and should not be relied upon for making any investment decision.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS




Consolidated Interim Financial Statements of Reliant Energy Mid-Atlantic Power
     Holdings, LLC and Subsidiaries:

         Statements of Consolidated Operations for the Three Months Ended March 31, 2002 and 2003
                  (unaudited) .............................................................................     1

         Consolidated Balance Sheets as of December 31, 2002 and March 31, 2003 (unaudited)................     2

         Statements of Consolidated Cash Flows for the Three Months Ended March 31, 2002 and 2003
                  (unaudited) .............................................................................     3

         Notes to Unaudited Consolidated Interim Financial Statements .....................................     4

         Management's Narrative Analysis of Financial Condition and Results of Operations .................    10

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                                                        THREE MONTHS ENDED MARCH 31,
                                                                                        ----------------------------
                                                                                          2002               2003
                                                                                        ---------          ---------
OPERATING REVENUES, including a $41.8 million gain and a $15.0 million loss
  on hedging activities from affiliate, respectively ................................   $ 139,331          $ 187,273

OPERATING EXPENSES:
  Fuel and purchased power, including the net effect of purchases and hedging activities from affiliate of $3.1 million and $0.6 million,
    respectively ....................................................................      43,153             60,665
  Operation and maintenance .........................................................      22,391             22,813
  Facilities leases .................................................................      14,708             14,757
  General and administrative ........................................................       3,648              3,676
  General and administrative from affiliate .........................................      19,526             38,420
  Depreciation and amortization .....................................................      10,478             10,921
                                                                                        ---------          ---------
    Total operating expenses ........................................................     113,904            151,252
                                                                                        ---------          ---------

OPERATING INCOME ....................................................................      25,427             36,021

OTHER INCOME ........................................................................         957                996

INTEREST EXPENSE TO AFFILIATE .......................................................     (23,096)           (15,979)

INTEREST INCOME .....................................................................         788                116
                                                                                        ---------          ---------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE ...............       4,076             21,154
                                                                                        ---------          ---------

INCOME TAX EXPENSE ..................................................................       6,352              8,695
                                                                                        ---------          ---------
(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .........................      (2,276)            12,459
       Cumulative effect of accounting change, net of tax ...........................          --              2,305
                                                                                        ---------          ---------
NET (LOSS) INCOME ...................................................................   $  (2,276)         $  14,764
                                                                                        =========          =========

        See Notes to Unaudited Consolidated Interim Financial Statements.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                             DECEMBER 31,          MARCH 31,
                                                                                 2002                2003
                                                                             ------------         -----------
                                 ASSETS
CURRENT ASSETS:
   Cash and cash equivalents .......................................         $    42,052          $    52,476
   Fuel inventories ................................................              34,371               22,089
   Material and supplies inventories ...............................              42,094               42,650
   Prepaid leases ..................................................              59,030               59,230
   Non-trading derivative assets ...................................             315,454              534,193
   Deferred income taxes ...........................................                  --                2,817
   Other current assets ............................................               4,367                2,949
                                                                             -----------          -----------
        Total current assets .......................................             497,368              716,404
                                                                             -----------          -----------
Property, plant and equipment, gross ...............................             915,148              922,229
Accumulated depreciation ...........................................             (92,813)            (102,127)
                                                                             -----------          -----------
PROPERTY, PLANT AND EQUIPMENT, NET .................................             822,335              820,102
                                                                             -----------          -----------
OTHER ASSETS:
   Goodwill, net of accumulated amortization of $221 ...............               6,808                6,808
   Other intangibles, net of accumulated amortization of $35,342 and
    $37,168, respectively ..........................................             184,953              185,857
   Non-trading derivative assets ...................................             164,762              196,237
   Prepaid leases ..................................................             200,053              212,273
   Other assets ....................................................              23,213               22,760
                                                                             -----------          -----------
        Total other assets .........................................             579,789              623,935
                                                                             -----------          -----------
        TOTAL ASSETS ...............................................         $ 1,899,492          $ 2,160,441
                                                                             ===========          ===========

                  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
   Accounts payable ................................................         $    12,536          $     5,389
   Accounts and notes payable to affiliates, net ...................             284,512              321,983
   Non-trading derivative liabilities ..............................             295,647              538,426
   Accrued payroll .................................................               4,787                5,112
   Deferred income taxes ...........................................               8,188                   --
   Other current liabilities .......................................               9,957                7,646
                                                                             -----------          -----------
        Total current liabilities ..................................             615,627              878,556
                                                                             -----------          -----------
OTHER LIABILITIES:
   Accrued environmental liabilities ...............................              34,693               30,578
   Non-trading derivative liabilities ..............................             156,315              208,004
   Deferred income taxes ...........................................              39,476               35,620
   Other liabilities ...............................................              13,112               15,563
                                                                             -----------          -----------
        Total other liabilities ....................................             243,596              289,765
SUBORDINATED NOTES PAYABLE TO AFFILIATE ............................             685,597              645,618
                                                                             -----------          -----------
        Total liabilities ..........................................           1,544,820            1,813,939
                                                                             -----------          -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDER'S EQUITY:
   Common stock (no par value, 1,000 shares authorized,
        issued and outstanding) ....................................                  --                   --
   Additional paid-in capital ......................................             260,187              264,666
   Retained earnings ...............................................              73,207               87,971
   Accumulated other comprehensive income (loss) ...................              21,278               (6,135)
                                                                             -----------          -----------
        Total shareholder's equity .................................             354,672              346,502
                                                                             -----------          -----------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY .................         $ 1,899,492          $ 2,160,441
                                                                             ===========          ===========

        See Notes to Unaudited Consolidated Interim Financial Statements.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                                             THREE MONTHS ENDED MARCH 31,
                                                                             ----------------------------
                                                                               2002                2003
                                                                             ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income ................................................         $  (2,276)         $  14,764
  Adjustments to reconcile net (loss) income to net cash provided by
    (used in) operating activities:
    Cumulative effect of accounting change, net of tax .............                --             (2,305)
    Depreciation and amortization ..................................            10,478             10,921
    Deferred income taxes ..........................................             4,483              2,829
    Net non-trading derivative assets and liabilities ..............           (23,916)            (2,474)
    Changes in assets and liabilities:
      Inventories ..................................................             8,660             11,726
      Prepaid leases ...............................................           (40,293)           (12,420)
      Net non-trading derivative assets and liabilities ............            24,656                 --
      Other assets .................................................           (10,601)              (858)
      Accounts payable .............................................            (8,528)            (7,147)
      Accounts payable to affiliates, net ..........................            26,718             41,950
      Other liabilities ............................................               401               (542)
                                                                             ---------          ---------
       Net cash (used in) provided by operating activities .........           (10,218)            56,444
                                                                             ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment .......................            (8,645)            (6,041)
                                                                             ---------          ---------
      Net cash used in investing activities ........................            (8,645)            (6,041)
                                                                             ---------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable to affiliate .........................            13,000                 --
  Payments on notes payable to affiliate ...........................                --            (39,979)
                                                                             ---------          ---------
      Net cash provided by (used in) financing activities ..........            13,000            (39,979)
                                                                             ---------          ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS ............................            (5,863)            10,424
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....................           167,717             42,052
                                                                             ---------          ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................         $ 161,854          $  52,476
                                                                             =========          =========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for:
      Interest to affiliate ........................................         $      --          $      --
      Income taxes .................................................               400                456

        See Notes to Unaudited Consolidated Interim Financial Statements.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


1.   BACKGROUND AND BASIS OF PRESENTATION

     These consolidated interim financial statements and notes (interim financial statements) include the accounts of Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries (collectively, REMA) described in Note 1 to REMA's consolidated financial statements for the year ended December 31, 2002 (annual financial statements). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in the annual financial statements and should be read with the annual financial statements.

RECLASSIFICATIONS AND USE OF ESTIMATES


     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the statements of consolidated operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, and (d) acquisitions and dispositions of assets. In addition, some amounts from the prior period have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

2.   NEW ACCOUNTING PRONOUNCEMENTS

     See note 4 in REMA's annual financial statements for a discussion regarding REMA's adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002.

     In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). On January 1, 2003, REMA adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, REMA recorded asset retirement obligations at the time it was acquired by a subsidiary of Reliant Energy Power Generation, Inc. (REPG), a subsidiary of Reliant Resources, Inc. (Reliant Resources). These obligations were recorded at their undiscounted estimated fair values on the date of acquisition. REMA's asset retirement obligations primarily relate to ash disposal site closures. The impact of the adoption of SFAS No. 143 resulted in a gain of $2.3 million, net of tax of $1.6 million, and was recorded as a cumulative effect of an accounting change in our statement of consolidated operations for the three months ended March 31, 2003. The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No. 143 as if it had been adopted on January 1, 2002 are not presented, as they are immaterial.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


     The following table presents the detail of our asset retirement obligations, which are included in accrued environmental liabilities in our consolidated balance sheet (in millions):


Balance at January 1, 2003 ..................         $3.9
Accretion expense ...........................          0.1
                                                      ----
Balance at March 31, 2003 ...................         $4.0
                                                      ====


     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by REMA to measure impairment losses on long-lived assets. REMA adopted SFAS No. 144 on January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting are effective for transactions occurring after May 15, 2002. REMA began to apply the guidance related to debt extinguishments effective January 1, 2003.

     In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. REMA is currently assessing the impact that this statement will have on our consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5,

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


"Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. REMA adopted the initial recognition and measurement provisions of FIN No. 45 on January 1, 2003. The adoption of FIN No. 45 will have no impact to REMA's historical interim financial statements, as existing guarantees are not subject to the measurement provisions. REMA has no guarantees that qualify for disclosure under FIN No. 45.

3.   DERIVATIVES

     Effective January 1, 2001, REMA adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income, net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging
(a) the exposure to changes in the fair value of an asset or liability (fair value hedge), (b) the exposure to variability in expected future cash flows (cash flow hedge) or (c) the foreign currency exposure of a net investment in a foreign operation. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During 2001 and 2002, REMA did not enter into any fair value hedges or foreign currency hedges.

     Cash Flow Hedges. During the three months ended March 31, 2002 and 2003, the amount of hedge ineffectiveness recognized in earnings from derivatives that are designated and qualify as cash flow hedges was a gain of $1.8 million and $0.1 million, respectively. For the three months ended March 31, 2002 and 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, REMA realizes in net income the deferred gains and losses recognized in accumulated other comprehensive income. During the three months ended March 31, 2002 and 2003, there were no deferred gains or losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was no longer probable that the forecasted transaction would occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income is reclassified and included in REMA's statements of consolidated operations under the captions (a) fuel expenses, in the case of natural gas purchase transactions, (b) purchased power, in the case of electric power purchase transactions, and (c) revenues, in the case of electric power and natural gas sales transactions and financial electric power or natural gas derivatives. As of March 31, 2002, REMA expects a loss of $0.2 million of accumulated other comprehensive income to be reclassified into net income during the next twelve months.

4.   COMPREHENSIVE LOSS

     The following table summarizes the components of comprehensive loss for the three months ended March 31, 2002 and 2003:

                                                                                                     THREE MONTHS ENDED
                                                                                                          MARCH 31,
                                                                                                   ----------------------
                                                                                                    2002            2003
                                                                                                   ------          ------
                                                                                                        (IN MILLIONS)
Net (loss) income ........................................................................         $ (2.3)         $14.8
Other comprehensive loss:
    Net deferred loss from cash flow hedges ..............................................          (47.1)         (22.3)
    Reclassification of net deferred gain from cash flow hedges in net income ............          (13.3)          (5.1)
                                                                                                   ------          -----
Comprehensive loss .......................................................................         $(62.7)        $(12.6)
                                                                                                   ======         ======

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


5.   COMMITMENTS AND CONTINGENCIES

(a)  Environmental

     In connection with REPG's acquisition of REMA, REMA assumed liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plant closing, except for the first $6 million of remediation costs at the Seward Generating Station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. Additionally, REMA has liabilities associated with six future ash disposal site closures and six current site investigations and environmental remediations. REMA has recorded its estimate of these environmental liabilities in the amount of $30.6 million as of March 31, 2003. REMA expects approximately $12.5 million will be paid over the next five years.

(b)  Reliant Resources' Debt Covenants

     During March 2003, Reliant Resources refinanced certain of its debt. Pursuant to the refinancing, Reliant Resources and all of its subsidiaries are now subject to numerous affirmative and negative covenants which restrict their ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy business and the ability to provide credit support for commercial obligations. REMA's failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

(c)  Regulatory

     On March 26, 2003, the Federal Energy Regulatory Commission (FERC) issued an order directing Reliant Energy Services, Inc. (RES) and BP Energy Company
(BP) to show cause why their market-based rate authority should not be revoked. RES provides services to REMA pursuant to a procurement and marketing agreement. See note 6(a) for further discussion of the procurement and marketing agreement. These proceedings arose in connection with certain actions taken by one of RES's traders and one of BP's traders relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by REMA. RES has responded to the FERC. REMA cannot predict the outcome of these matters or the impact they could have on its financial condition or results of operations.

(d)  Other

     REMA is a party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, results of operations or cash flows.

6.   RELATED PARTY TRANSACTIONS

(a)  Procurement and Marketing Agreement

     REMA is a party to a procurement and marketing agreement with RES, under which RES is entitled to procurement and power marketing fees. See note 8(a) to REMA's annual financial statements for additional information related to REMA's procurement and marketing agreement. Amounts charged to REMA by RES for these services were $1.1 million for each of the three months ended March 31, 2002 and 2003. See note 5(c) regarding proceedings instituted by the FERC directing RES to show cause why its market-based rate authority should not be revoked.

     Fees charged under the procurement and marketing agreement are subordinated to certain payments pursuant to the sale-leaseback financing documents, including lease payments.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


(b)  Support Services Agreement

     REMA is a party to a support services agreement with REPG under which REPG will, on an as-requested basis and at cost, provide or procure from other affiliates or third parties services in support of REMA's business in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. REPG has agreed to provide these services only to the extent it or its affiliates provide these services for its or its subsidiaries' generating assets. REPG charges and allocates to REMA for these services. Amounts charged and allocated to REMA for these services were $18.4 million and $37.3 million during the three months ended March 31, 2002 and 2003, respectively.

     Costs charged under the support services agreement are subordinated to certain payments pursuant to the sale-leaseback financing documents, including lease payments.

(c)  Long-term Notes to Affiliated Entity

     REMA has demand notes outstanding with Reliant Energy Northeast Holdings Inc. (RENH), a wholly owned subsidiary of REPG. The notes are due January 1, 2029 and accrue interest at a fixed rate of 9.4% per annum. As of December 31, 2002 and March 31, 2003, REMA had $683.6 million and $645.6 million, respectively, outstanding under the notes. Payments under this indebtedness are subordinate to REMA's lease obligations.

     In July 2001, REMA borrowed an additional $106.0 million from RENH. The borrowing matures on July 1, 2029, bears interest at a fixed rate of 9.4% and is unsecured. Repayment of the borrowing is subordinated to REMA's lease obligations as required by the lease documents. At December 31, 2002, $2.0 million of borrowings were outstanding under this note. The note was paid in full by REMA in March of 2003.

(d)  Working Capital Note

     In May 2000, REMA executed a two-year revolving note with RENH under which REMA may borrow, and RENH is committed to lend, up to $30 million from time to time for working capital needs. Borrowings under the note will be unsecured and will rank equal in priority with REMA's lease obligations. REMA may replace this note with a working capital facility from an unaffiliated lender. Borrowings under the working capital note bear interest based on LIBOR. This note was extended for an additional two years in May 2002. At December 31, 2002 and March 31, 2003, there were no borrowings outstanding under this note.

(e)  Subordinated Working Capital Facility

     REMA entered into an irrevocably committed subordinated working capital facility with RENH. RENH will fund REMA's drawings under this facility through borrowings or equity contributions irrevocably committed to RENH by Reliant Resources. REMA may borrow under this facility to pay operating expenditures, senior indebtedness and rent, but excluding capital expenditures and subordinated indebtedness. In addition, RENH must make advances to REMA and REMA must obtain such advance under such facility up to the maximum available commitment under such facility from time to time if REMA's pro forma coverage ratio does not equal or exceed 1.1 to 1.0, measured at the time rent under the leases is due. Subject to the maximum available commitment, drawings will be made in amounts necessary to permit REMA to achieve a pro forma coverage ratio of at least 1.1 to 1.0. The amount available under the subordinated working capital facility is $120 million through January 1, 2007. Thereafter, the available amount decreases by $24 million on January 2, 2007 and by $24 million each subsequent year through its expiration in 2011. At December 31, 2002 and March 31, 2003, there were no borrowings outstanding under this facility.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003


7.   LETTER OF CREDIT FACILITIES

     REMA's lease obligations are currently supported by three letters of credit issued under three separate unsecured letter of credit facilities. The letter of credit facilities expire in August 2003. The amount of each letter of credit is equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease, or (b) 50% of the scheduled rental payments due in the next twelve months under the related lease. Under the letter of credit facilities, REMA pays a letter of credit fee based on its assigned credit rating. As of March 31, 2003, the fee equaled 2.75% of the total amount of the outstanding letters of credit. As of December 31, 2002 and March 31, 2003, there were $38 million and $50 million, respectively, in letters of credit outstanding under the facilities. REMA's subsidiaries guarantee REMA's obligations under these facilities. REMA anticipates refinancing or replacing the letter of credit facilities prior to their maturity. REMA anticipates that the terms may be more restrictive and may include higher fees, and the providers of the facilities may require security.

8.   BANKRUPTCY OF ENRON CORP. AND ITS AFFILIATES

     During the fourth quarter of 2001, Enron filed a voluntary petition for bankruptcy. Accordingly, REMA recorded a $68.4 million provision against 100% of receivables of $3.7 million and net non-trading derivative balances of $64.7 million.

     The non-trading derivatives with Enron were designated as cash flow hedges (see note 3). The unrealized net gain on these derivative instruments previously reported in other comprehensive income will remain in accumulated other comprehensive income and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During the three months ended March 31, 2002 and 2003, gains of $15.5 million and $2.4 million, respectively, were reclassified into earnings related to these cash flow hedges.


                                      ***

MANAGEMENT'S NARRATIVE ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Reliant Energy Mid-Atlantic Power Holdings, LLC (REMA) is a Delaware limited liability company that owns or leases 21 electric generation facilities in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 4,227 MW. REMA is an indirect wholly-owned subsidiary of Reliant Energy Power Generation, Inc. (REPG).

GENERATING FACILITIES

     REMA owns a 100% ownership interest in each of its electric generating stations except for the Conemaugh, Keystone and Shawville stations, which REMA leases from owner-lessors. The table below lists and describes briefly REMA's electric power generating facilities:

                                                                                                      CAPACITY FACTOR (4)
                                                                                                 ---------------------------
                                                                                                      THREE MONTHS ENDED
                                                                                                          MARCH 31,
    GENERATION                             CAPACITY          DISPATCH            PRIMARY         ---------------------------
  FACILITIES (1)         LOCATION          (MW) (2)          TYPE (3)              FUEL              2002           2003
-------------------   ---------------    ------------   -------------------   ---------------    ------------   ------------
Shawville (5) .....    Pennsylvania              614        Base, Peak             Coal               57.6%         71.9%
Portland ..........    Pennsylvania              584    Base, Inter, Peak      Coal/Gas/Oil           26.1          47.3
Keystone (5) ......    Pennsylvania              284           Base                Coal               65.4          64.3
Titus .............    Pennsylvania              281       Inter, Peak         Coal/Gas/Oil           35.6          60.9
Conemaugh (5) .....    Pennsylvania              282           Base                Coal               92.8          98.4
Seward ............    Pennsylvania              197       Base, Inter             Coal               39.0          61.4
Gilbert ...........     New Jersey               615       Inter, Peak           Gas/Oil               0.8          11.7
Sayreville ........     New Jersey               496       Inter, Peak           Gas/Oil               --            1.5
Warren ............    Pennsylvania               68           Peak            Coal/Gas/Oil            1.0          16.3
Werner ............     New Jersey               252           Peak                Oil                 --            0.9
Glen Gardner ......     New Jersey               184           Peak              Gas/Oil               0.1           0.9
Hunterstown .......    Pennsylvania               71           Peak              Gas/Oil               0.1           1.8
Wayne .............    Pennsylvania               66           Peak                Oil                 --            1.4
Mountain ..........    Pennsylvania               47           Peak              Gas/Oil               0.1           3.0
Tolna .............    Pennsylvania               47           Peak                Oil                 0.4           2.9
Piney .............    Pennsylvania               28           Base               Hydro               33.9          38.0
Blossburg .........    Pennsylvania               23           Peak                Gas                 2.0           2.3
Hamilton ..........    Pennsylvania               23           Peak                Oil                 0.1           2.3
Orrtanna ..........    Pennsylvania               23           Peak                Oil                 0.1           5.0
Shawnee ...........    Pennsylvania               23           Peak                Oil                 0.1           0.9
Deep Creek ........      Maryland                 19           Base               Hydro                5.4          22.7
                                         -----------
         Total                                 4,227

----------
(1) Unless otherwise indicated, REMA owns a 100% interest in each facility listed. All of these facilities are operational.
(2)  Average summer and winter net generating capacity as of March 31, 2002.
(3) We use the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.
(4) Capacity factor refers to the percentage of megawatts generated by the facility to its total net generation capacity during the period.
(5) We lease a 100% interest in the Shawville Station, a 16.67% interest in the Keystone Station and a 16.45% interest in the Conemaugh Station under facility interest lease agreements with terms of 26.25 years, 33.75 years and 33.75 years, respectively.

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                                               THREE MONTHS ENDED MARCH 31,
                                                                               ----------------------------
                                                                                 2002                2003
                                                                               ---------          ---------
                                                                                      (IN THOUSANDS)
Revenues .............................................................         $ 139,331          $ 187,273
Fuel and purchased power .............................................            43,153             60,665
                                                                               ---------          ---------
Gross margin .........................................................            96,178            126,608
General and administrative from affiliate ............................            19,526             38,420
Other operating expenses .............................................            51,225             52,167
                                                                               ---------          ---------
Operating income .....................................................            25,427             36,021
Other income .........................................................               957                996
Interest expense, net ................................................           (22,308)           (15,863)
Income tax expense ...................................................             6,352              8,695
                                                                               ---------          ---------
Net (loss) income before cumulative effect of accounting change ......            (2,276)            12,459
                                                                               ---------          ---------
Cumulative effect of accounting change, net of tax ...................                --              2,305
                                                                               ---------          ---------
Net (loss) income ....................................................         $  (2,276)         $  14,764
                                                                               =========          =========
Operations Data:
    Physical power generation sales volumes
           (in thousand megawatt hours) ..............................             2,503              3,481


     REMA's net income increased $17.0 million during the three months ended March 31, 2003 compared to the same period in 2002. The increase is primarily due to increased gross margin and lower interest expense, partially offset by increased general and administrative from affiliate.

     Revenues increased $47.9 million during the three months ended March 31, 2003 compared to the same period in 2002. The increase is primarily due to a 29% increase in prices for power sales coupled with increased generation as a result of colder temperatures during the three months ended March 31, 2003 compared to the same period in 2002. This was partially offset by reduced capacity revenues of $31.2 million primarily as a result of the expiration of the GPU capacity contract in May 2002.

     Fuel and purchased power increased $17.5 million during the three months ended March 31, 2003 compared to the same period in 2002. The increase was due primarily to increased fuel prices and increased power generation volumes.

     General and administrative from affiliate increased $18.9 million during the three months ended March 31, 2003 compared to the same period in 2002. The increase resulted from the refinement of the methodology used to allocate costs to REMA under its support services agreement with REPG (see note 6(b)). Costs and fees charged under the support services agreement and the procurement and marketing agreement (see note 6(a)) are subordinated to certain payments pursuant to the sale-leaseback financing documents, including lease payments.

     Interest expense, net, decreased $6.4 million during the three months ended March 31, 2003 compared to the same period in 2002. The decrease was primarily due to a decrease in the average amount of debt outstanding for the three months ended March 31, 2003 compared to the same period in 2002.

     REMA's federal statutory tax rate is 35%. The reconciling items from the federal statutory tax rate to the effective tax rate totaled $4.9 million and $1.3 million during the three months ended March 31, 2002 and 2003, respectively. In 2002, these items related primarily to prior period adjustments. In 2003, these items related primarily to the apportionment of state income taxes between the applicable states.

     The cumulative effect of accounting change for the three months ended March 31, 2003 is due to adoption of Statement of Financial Accounting Standards
(SFAS) No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). See note 2 for additional information regarding REMA's adoption of SFAS No. 143.